EXHIBIT 11.0
                            DIGITAL BIOMETRICS, INC.
                   STATEMENT RE: COMPUTATION OF LOSS PER SHARE

The per share computations are based on the weighted average number of common shares outstanding during the periods.

                                                            Three Months Ended                  Nine Months Ended
                                                                 June 30,                           June 30,
                                                      ------------------------------      ------------------------------
                                                          1998              1997              1998              1997
                                                      ------------      ------------      ------------      ------------
Shares outstanding at beginning of period               12,947,226        12,060,122        12,361,038        10,777,288

Shares issued under retirement plan                           --                --              55,963            41,798

Restricted stock awards, net of forfeitures                 44,304              --              47,304            19,072

Exercise of options and warrants                             2,000             7,500             2,000             7,500

Shares issued from debenture and related interest
     conversion                                               --             263,916           527,225         1,485,880
                                                      ------------      ------------      ------------      ------------
Shares outstanding at end of period                     12,993,530        12,331,538        12,993,530        12,331,538
                                                      ============      ============      ============      ============
Weighted average shares outstanding (A)                 12,988,144        12,296,752        12,632,950        11,574,448
                                                      ============      ============      ============      ============
Net loss                                              $   (839,771)     $ (3,103,311)     $ (3,726,113)     $ (5,169,830)
                                                      ============      ============      ============      ============
Basic loss per common share                           $      (0.06)     $      (0.25)     $      (0.29)     $      (0.45)
                                                      ============      ============      ============      ============

(A) Stock options and other common share equivalents are not included in the calculation of the net loss per common share for the three- and nine-month periods ended June 30, 1998 and 1997 as their effect is antidilutive.




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